EXHIBIT 10.45

Convenience Translation

ARTICLES OF ASSOCIATION

OF
AUDIBLE GMBH

1.	Name and Seat of the Company

1.1	The name of the Company is:
Audible GmbH.

1.2	The seat of the Company is Munich.

2.	Purpose of the Company

2.1

The purpose of the Company is the offering of internet services in connection with the download of digital audio books and spoken audio content through a mainly German language website or websites and primarily using German language content to customers mainly in the Federal Republic of Germany, Austria, Switzerland, Grand Duchy of Luxembourg, Principality of Liechtenstein, Alto Adige and the German-speaking cantons of Belgium.

2.2	The Company is authorized to perform any and all acts and steps directly or indirectly appropriate for the promotion of the above mentioned purpose.

3.	Nominal Capital; Shares

The nominal capital of the Company amounts to

EUR 49,000.00

4.	Term of the Company; Fiscal Year

4.1	The Company has been established for an indefinite period of time.

4.2	The fiscal year equals the calendar year.

1

5.	Announcements

Statutory announcements of the Company shall be published exclusively in the Federal Gazette of the Federal Republic of Germany (when and to the extent this becomes permissible only in the electronic version thereof).

6.	Bodies of the Company

The Company has the following corporate bodies:

a.	the Management,

b.	the Shareholders' Meeting, and

c.	the Supervisory Board.

7.	Representation and Management

7.1

The Company has one or more Managing Directors. If only one Managing Director is appointed, he represents the Company alone. If several Managing Directors are appointed, the Company is represented jointly by two Managing Directors or by one Managing Director together with a person vested with commercial power of representation (Prokurist).

7.2

The Managing Directors are appointed and dismissed and their compensation set by the Supervisory Board by a vote of 4/5 of the votes cast. For the first appointment of a managing director after these Articles of Association have become effective and the initial setting of his compensation, a unanimous vote is required. The Supervisory Board can grant individual, several or all Managing Directors sole powers of representation even if there are more than one Managing Directors. It can exempt Managing Directors from the restrictions of sec. 181 of the German Civil Code (BGB).

7.3

The Managing Directors operate the business of the Company according to statutory laws, the Articles of Association, the employment agreements, the rules of procedure and the instructions given by the Shareholders' Meeting or the Supervisory Board in general or in the individual case.

7.4

The Shareholders' Meeting decides on the discharge of the Management together with the resolutions on the annual accounts and on the adoption of the balance sheet and the use of the profits (sec. 8.6).

7.5

In the internal relationship the Management requires prior consent of the Supervisory Board in order to be allowed to effect the following measures except to the extent the measures are specifically contained in the budget approved by the Supervisory Board:

a.	Adoption of the operating and capital budget (including personnel plan, cash flow plan, profit and loss account, plan balance sheet, investment plan) for the period ending 31 Decem-ber 2005;

2

b.	Adoption of the annual operating and capital budget (including personnel plan, cash flow plan, profit and loss account, plan balance sheet, investment plan) for fiscal years as of 1 January 2006.

c.	Change of the business program and inclusion of new and/or abandonment of existing markets or business fields;

d.

Conclusion, amendment and termination of partnership agreements, profit-pooling, domination and similar agreements that result in restrictions of substantial entrepreneurial functions (e.g. on cooperations or restrictions on competition);

e.	Conclusion, amendment and termination of all lease and tenancy agreements that

-	result in the individual case or together in an annual financial burden of more than EUR 25,000.00 or

-	result together with similar agreements in an annual financial burden that exceeds the level of the last balance sheet date by EUR 50,000.00

f.

Entering into loan agreements if they are not included in the financial budget; accepting bills payable (drawing, acceptance, recourse guarantee) - with exception of liabilities arising from the passing of trade acceptances (endorsement) as well as the acceptance of suretyships, guarantees and joint liabilities, in each case to the extent that they may result, in encumbrances for the Company amounting to more than EUR 10,000.00  in the individual case or to more than EUR 25,000.00 in total;

g.	Granting of loans;

h.	Futures contracts of any kind, especially foreign exchange, goods and securities as far as they are not hedged by firm orders concerning the business;

i.	Investments (acquisition of assets, newly built houses or rebuilding or any other use on real estates) that exceed in the individual case the amount of EUR 100,000.00 ;

j.	Establishment of companies, production plants or enterprises; take over of participations in other companies;

k.	Sale of the Company as a whole or partial and disposition of participations in other companies;

l.	Acquisition, sale of and encumbrances of real estate, rights in real estate, and obligations to effect such actions;

m.	Conclusion, amendment and termination of agreements entered into with the shareholders or close persons or affiliated companies;

n.	Profit or equity participations in the Company, especially of employees and participations in sale;

o.	Conclusion and amendment of employment agreements with employees receiving an annual remuneration exceeding EUR 60,000.00 (including bonuses / royalties);

3

p.	Granting and increase of bonuses and similar special payments to employees and the granting of pension benefits .

q.	Material changes to the Company's accounting policies, practices or principles;

r.	Entering into exclusive license agreements, in particular exclusive sub-licenses with regard to software and other intellectual property rights used by the Company;

s.	Entering into agreements other than on an arms' length basis;

t.	acquisition of treasury shares;

u.

changing the business of the Company outside of the scope of the existing licence agreement between the Company and Audible, Inc. such that the business is not involved with the digital download and delivery of content of any type.

v.	Exercise of voting and other rights resulting from shares in a Company and shares held by the Company in other companies

7.6

In the cases of sec. 7.5 lit. a., m. and u. the resolution of the Supervisory Board must be made by unanimous vote. In the cases of sec. 7.5 lit.  b., d. i, j, k, l, n, o, p, and v. the resolution of the Supervisory Board must be made with a majority of 4/5 of the Supervisory Board Members. All other cases require a resolution of the Supervisory Board with simple majority. For the appointment and dismissal of managing directors, the majority requirements set forth in sec. 7.2 shall apply.

7.7

According to sec. 7.5 consent can be granted to individual or to all Mangers for individual kinds of transactions in advance, especially in the Employment Agreement for Managing Directors. The Shareholders' Meeting can determine further consent requirements by resolution in addition to sec. 7.5.

8.	Shareholders' Meeting

8.1

The Shareholders' Meeting is the supreme corporate body of the Company. It is responsible for all issues of the Company which are not expressly transferred to another organ by law, these Articles of Association or shareholder resolutions. The Shareholders' Meeting shall regularly take place at the seat of the Company or at the place of any German stock exchange or at such other place as agreed by all shareholders. The position of the Chairman of the Shareholders' Meeting shall rotate in alphabetical order of the name of the shareholders (beginning with A = Audible for the first meeting).

8.2

Each Shareholders' Meeting has to be called in by the Management by registered letter or telefax to each shareholder to the last address notified in writing to the Company with a notice of 2 (two) weeks. The notice period starts with the day following dispatch of the telefax or registered letter. The day the Shareholders' Meeting takes place shall not be included in the term. The agenda has to be announced in the same way required for the notice of the meeting at least 3 (three) days before the meeting takes place.

8.3

The Shareholders' Meeting can also take resolutions that are legally binding with the consent of all shareholders without complying to the abovementioned form and terms if all shareholders are present or represented and have waived all formal requirements set forth in the Articles of Association. In the same way resolutions can be taken by letter, telefax or by phone or e-mail if all shareholders take part in the decision-making and if no shareholder opposes to the way the resolution is taken. Informal resolutions taken by the shareholders have to be confirmed in writing by the Chairman of the last Shareholders' Meeting; sec. 8.8 applies mutatis mutandis.

4

8.4

The Shareholders' Meeting shall have a quorum if shareholders representing at least 75% of the nominal capital are present or represented. If no quorum can be achieved, a new Shareholders' Meeting with the same agenda shall be called on request of the Management or of a shareholder. This Shareholders' Meeting is competent to pass resolutions irrespective of a quorum, if this has been indicated expressly in the invitation and if the Shareholders' Meeting does not take place later than 6 weeks after the Shareholders' Meeting not competent to pass resolutions; sec. 8.2 applies mutatis mutandis to the notice of the meeting.

8.5

The resolutions of the Shareholders' Meeting shall be taken with simple majority as far as no other majority is required by law or these Articles of Association. Any Amendment of the Articles of Association (especially capital increases) as well as resolutions on domination or profit-pooling agreements and conversion or merger proceedings are subject to the statutory requirement of a majority of 75% of the votes cast.

The voting right is determined according to the nominal value of the share in the Company. Each EUR 50.00 of a share in the Company grants one vote.

8.6

The ordinary Shareholders' Meeting shall take place as soon as the annual accounts have been established and the auditor's report has been presented. In the ordinary Shareholders' Meeting decisions shall be made with respect to:

a.	Adoption of the annual accounts on proposal of the Management;

b.	use of profits;

c.	discharge of the Management;

d.	other items on the agenda.

8.7	Extraordinary Shareholders' Meetings have to be called,

a.	if the Management is of the opinion that this is necessary for the safeguarding of the Company's interest or

b.	upon the request of shareholders holding in the aggregate at least 10% of the nominal capital (sec. 50 Limited Liability Companies Act).

8.8	Every Shareholders' Meeting shall be recorded in respective minutes. The minutes shall include the following:

a.	day, place and time of the meeting;

b.	names of the present or represented shareholders;

c.	agenda and motions;

5

d.	result of the vote and the wording of the resolutions taken;

e.	information about the discharge of any motion.

The record has to be signed by the chairman of the Shareholders' Meeting and by the person who keeps the minutes.

8.9

Shareholders who have not been present and who have not been represented in the Shareholders' Meeting have to be informed without undue delay about all resolutions taken by way of submitting to them a written notification containing the minutes of the meeting including the wording of all resolutions adopted. A shareholder who participated in the decision or who has been present when the decision was taken, can challenge the decision made, it at all, only within one month after the day of the resolution; other shareholders can challenge a resolution only within one month after the day they have been informed about it according to sentence 1.

8.10

Each shareholder can be represented for the resolutions by another shareholder or by legal, tax or business consultants (e.g. lawyers, tax consultants, management consultants or participation consultants) who are obliged to professional confidentiality, or by a senior employee. The representatives have to provide a written power of attorney.

9.	Supervisory Board

9.1	The Company has a Supervisory Board. The Supervisory Board is composed of 5 members.

9.2

Tasks, rights and obligations of the Supervisory Board result from the Articles of Association that are valid at the respective time. The Supervisory Board shall advise and supervise the Management and assent to the activities of the Managing Directors according to sec. 7.5. As long as no Supervisory Board or no Supervisory Board composed of 5 members is appointed, the Shareholders' Meeting shall have the tasks and competencies of the Supervisory Board. To the extent the Supervisory Board decides with a majority of 4/5 according to its rules of procedure or these Articles of Association, a majority of 75% of the votes cast is necessary in the Shareholders' Meeting. To the extent the Supervisory Board resolution must be made unanimously, a 85% majority of the votes cast in the Shareholder Meeting shall be required.

9.3

The shareholder Audible, Inc. shall be entitled to appoint three members of the Supervisory Board. This appointment right shall cease (i) with regard to one member if the percentage interest of Audible, Inc. in the nominal capital is reduced to less than 35%, (ii) with regard to an additional member if the percentage interest is reduced to less than 20%, and (iii) with regard to the last member if the percentage interest is reduced to less than 10%. The shareholders MNO Beteiligungs GmbH and Holtzbrinck networXs AG (or their respective successors and assignees, as the case may be) are each entitled to appoint one Supervisory Board Member, as long as the respective person has not ceased to hold at least 10% of the nominal capital. Sales of shares to affiliates (verbundene Unternehmen) within the meaning of secs. 15 et seq. of the German Stock Corporations Act (AktG) In case of any transfer of shares to third parties, the transferor shall have the right to transfer the appointment right to the transferee.

6

9.4

The term of office of a Supervisory Board Member ends in accordance with the following after the expiry of his term of office, by dismissal, by resignation from office, death or loss of the capacity to enter into agreements:

a.

The term of office of an Supervisory Board Member ends with termination of the Shareholders' Meeting that resolves on the discharge of the Management for the second fiscal year after the beginning of the term of office of the Supervisory Board Member if no shorter period of office has been determined when he was appointed, but not before a successor has been appointed. The business year in which the term of office begins shall not be included.

b.

Each Member of the Supervisory Board may be dismissed by a party who has appointed such Member in accordance with sec. 9.3; the respective Member shall be entitled to appoint a successor in accordance with sec. 9.3.

c.	Any Supervisory Board Member can resign from his office before the expiry of his term of office by written declaration to the persons responsible for his appointment with one month's notice.

In case of premature resignation of a Supervisory Board Member, a new Member has to be appointed immediately by exercising the appointment right again for the remaining term of office of the Supervisory Board Member resigned.

9.5

Shareholders and / or members of the Management may become members of the Supervisory Board. Persons that work for any company which competes with the Company, or has a subsidiary which competes with the company, can not become members of the Supervisory Board.

9.6

The chairman of the Supervisory Board shall represent the Supervisory Board towards the other organs of the Company and third parties. The vice chairman shall be incumbent of the rights and obligations of the chairman if he is prevented. The chairman and the vice chairman shall be elected by the Supervisory Board.

9.7

The Supervisory Board shall decide with simple majority except as stated otherwise herein or in the rules of procedure, if any. Each member of the Supervisory Board has one vote during Supervisory Board Resolutions. Supervisory Board members are not restricted from voting on matters which affect the party which has appointed the respective member. Member of the Supervisory Board may be represented by a proxy under written power of attorney.

9.8	The internal organization of the Supervisory Board may be resolved in the rules of procedure that may be adopted by the Supervisory Board itself by a unanimous resolution.

9.9

Each Member of the Supervisory Board is, at any time, entitled to examine the accounts, the documents and the assets of the Company and its subsidiaries. Furthermore, the Supervisory Board or any of its members can request from the Managing Directors information on any issue concerning the Company.

9.10	Sec. 52 of the German Limited Companies Act (GmbHG) does not apply to the Supervisory Board.

7

9.11	The Shareholders' Meeting shall determine possible remuneration for activities in the Supervisory Board.

9.12	In exercising their activities the Supervisory Board Members are only liable for wrongful intent and gross negligence.

9.13

The Supervisory Board Members must maintain strictly confidential any and all non-public information and secrets of the Company and its subsidiaries they get to know by virtue of their activities as Supervisory Board Member. This continues to apply after the Board Member's resignation from his office. The Supervisory Board Member has to return any and all confidential documents concerning the Company to the chairman of the Supervisory Board when resigning from the Supervisory Board. The resigning Supervisory Board Member has no right to retain documents.

10.	Annual Accounts, Use of Profits

10.1	Mandatory statutory provisions shall apply to the annual accounts, the report on the situation and the obligations of disclosure thereof and ancillary documents.

10.2

The annual accounts and the report on the situation have to be examined by an auditor even if it is not required by mandatory law. The legal provisions for statutory audit apply also to the voluntary auditing. The auditor shall be appointed by unanimous vote of the Supervisory Board.

10.3	The Shareholders' Meeting shall decide on the use of the annual profit.

11.	Disposal of Shares

11.1

Disposition of shares or parts of shares of any kind requires the approval of the Shareholders' Meeting in order to become effective - if nothing different has been determined expressly within these Articles of Association. The same shall apply to the establishment of sub-participations, silent partnerships, nomineeship agreements, participation in profit or similar legal relationships.

11.2

A shareholder willing to sell his share has to inform the other shareholders by registered letter about his intention to sell his share or parts of it ("Offer Letter"). In this letter he has to state the prospective buyer's name, the anticipated sales conditions (consideration and its due date, transfer of profit rights) offered by such party. Should a shareholder intend to sell his share or parts of it, then each of the remaining shareholders will be entitled to purchase the share and / or partial share offered in the Offer Letter at the conditions stated by the shareholder willing to sell. The right to purchase may be exercised only by written statement within a period of 4 weeks after receipt of the Offer Letter. Registered letters are considered to be received 5 (five) days after sending. Should several parties entitled to buy choose to exercise their right to purchase, they will acquire such part of the offered share that corresponds to the percentage of their participation in the nominal capital in proportion to the total participation of all shareholders exercising their right to purchase. The nominal amount of the partial shares created in this context has to be divisible by 50; if arithmetically this would not be the case in accordance with the above regulation, maximum amounts will be allotted to the party entitled to purchase who is holding the highest participation in the nominal capital; in case of equal shareholdings, the parties acquire fractional ownership. The right to purchase can only be exercised in total. In the event that some shareholders have exercised the right, but not for the total number of shares, a new notice shall be sent to each such shareholder offering the opportunity to purchase the remaining shares. This second right to purchase may be exercised only by written statement within a period of two (2) weeks after receipt of such notice. If those statements indicate requests to purchase more than the remaining shares the shareholders shall be entitled to purchase the remaining shares pro rata to the holdings of all such shareholders.

8

11.3

As far as the above rights to purchase are not exercised or if all of them are expired and as far as the selling shareholder met his obligations according to sec. 11.2, the approval of the Shareholders' Meeting in accordance with sec. 11.1 to the sale to a third party at the conditions stated in the Offer Letter has to be granted within 30 days. If the transfer is not completed within these 30 days, the selling shareholder again has to make the offer described in sec. 11.2 prior to such transfer.

11.4

In case of an exchange or a gratuitous transfer, secs. 11.2 and 11.3 shall apply mutatis mutandis. In case of a gratuitous transfer the purchase price equals the price according to sec. 13.3. In case of an exchange the purchase price corresponds to the fair market value of the shares received in return. For companies listed on a stock exchange, the fair market value is the quoted value on the day of sending of the Offer Letter; for other companies the fair market value has to be assessed by an auditor to be appointed by the shareholders by mutual consent (and / or, if no agreement can be reached, by the president of the Chamber of Industry and Commerce in Munich) as of the first day of the month of sending of the notification. Sec. 13.3 shall apply mutatis mutandis.

11.5	Secs. 11.1 through 11.4 shall not apply to transfers by a shareholder to an affiliated entity within the meaning of secs. 15 et seq. of the German Stock Corporations Act.

12.	Redemption

12.1	The redemption of a shareholder's share is permissible with the consent of such shareholder.

12.2	The redemption of a shareholder's share is permissible without the consent of the shareholder if,

a.	the share is seized by a creditor of the shareholder or if there is a foreclosure of any kind against the share and if the foreclosure is not levied within two months;

b.

bankruptcy proceedings are opened against the assets of the shareholder or if the commencement of such proceedings is denied for insufficiency of assets or if the shareholder has to make an affirmation in lieu of an oath;

c.	there is good cause for the exclusion arising in the person of the shareholder;

d.	the shareholder does not comply with essential provisions of these Articles of Association, in particular the provision of sec. 11 or

e.	he became a shareholder by way of intestate succession.

9

12.3

In case several persons are joint owners or co-owners of a single share, the redemption is also permissible if the requirements according to sec. 12.2 have been met only with regard to one of such persons.

12.4	The Shareholders' Meeting shall resolve on the redemption. The respective shareholder shall be excluded from voting in this decision.

12.5

The voting right of the respective shareholder shall be suspended from the time the notification of the decision on redemption is received by the shareholder up to the time the redemption is effective.

13.	Compensation for Redemption

13.1	The redemption shall be made for compensation.

13.2

In the cases according to sec 12.2 lit. a. through d., the compensation consists of a total amount corresponding to the amount of the book value (nominal capital including open reserves and possible net earnings for the year or less a possible net loss for the year of the Company at the fixed day), which corresponds to the proportion of the redeemed share to the nominal capital. The fixed day is the date of the balance sheet, which precedes the decision of the redemption. Hidden reserves or goodwill shall not be taken into consideration.

13.3

In the cases according to sec. 12.2 lit. e., the compensation consists of a total amount corresponding to the amount of the fair market value of the redeemed shares at the time of the resignation. The fair market value is the capitalized value determined on the basis of returns achieved on an ongoing basis before interest and taxes on profits at the point in time at which the current value is determined. If the parties cannot agree on the fair market value of the redeemed shares, it has to be determined by an auditor commissioned jointly by the parties. This determination is binding for all parties. The auditor has to give all parties the opportunity to make statements before the fair market value is determined. An auditor who is appointed as auditor by the Company or who has a consultancy relationship to the Company shall not be appointed. The auditor also decides on the costs of his services according to the provisions of secs. 91 et seq. of the German Civil Code (ZPO). If the parties cannot agree on the auditor within a month of the resolution to redeem the shares, the President of the German Chamber of Industry and Commerce in Munich shall determine one of the "Big Four" of the auditing companies on request of one shareholder.

13.4

The compensation for redemption shall be paid in 5 (five) equal partial amounts. The first partial amount is payable 6 (six) months after the declaration of the redemption by the Management of the Company. The following partial amounts are payable each 6 (six) months after the preceding partial amount became due. The Company is, at any time, entitled to make payment before maturity. Interest exceeding the basic interest rate of the European Central Bank by 2 percentage points shall be paid on the outstanding amounts of the compensation for redemption.

13.5	If, as far and as long as payments violate sec. 30 para. 1 GmbHG, compensation payments shall be deferred bearing interest at the above rate, interest payment shall be deferred without interest.

10

13.6	The resigning shareholder is not entitled to request any security for the outstanding payments including interest.

14.	Assignment instead of Redemption

14.1

If and to the extent redemption is permissible, the Shareholders' Meeting - without a voting right of the resigning shareholder - can request that the share shall be assigned to the Company or to a person named by the Company including persons who are shareholders. The Company can also request that the share is only partially redeemed and assigned to the Company or to a person named by the Company.

14.2

If the Company demands the assignment of the share, instead of its redemption to the Company or to a person named by the Company, the provisions of sec. 13, together with the requirement that the compensation for the share assigned is owed by the purchaser of the share and that the Company is liable as guarantor for the payment, shall apply. Sec. 30 para. 1 GmbHG shall remain unaffected.

15.	Liquidation

15.1	The liquidation of the Company shall be effected according to statutory law.

15.2	Sec. 7 (in particular secs. 7.1 and 7.2) shall apply mutatis mutandis for the liquidator(s) of the Company.

16.	Final Provisions

16.1

In the event any provision of these Articles of Association becomes invalid, or these Articles of Association contain any gaps, the validity of the remaining provisions shall not be affected. The shareholders commit themselves that instead of the invalid provision, such valid provision shall be agreed upon which most closely corresponds to the sense and the purpose of the invalid provision. In the event these Articles of Association contain gaps, the shareholders commit themselves to make decisions and implement the decisions of the Articles of Association which corresponds to the provision that would have been agreed on if the matter would have been taken into consideration before.

16.2	Place of jurisdiction for any claims in connection with these Articles of Association is Munich, as far as it is legally permissible.

16.3	Only the German version of these Articles of Association shall be legally binding; the English text constitutes merely a convenience translation.

Signed September 8, 2004 in Munich.

/s/ Signature illegible

11